EXHIBIT 4
1997 MANAGEMENT STOCK OWNERSHIP PROGRAM

SECTION 1  PURPOSE
     The purpose of this plan is to provide a strong incentive for supervisory and management employees to remain with the Company and to exert added effort toward its growth and success by affording these employees an opportunity to acquire or receive shares of the Company's common stock on terms which are mutually advantageous to the employee and the Company. It has been the policy of the Company to encourage employee participation as stockholders and the Company believes that employee stock ownership has been an important factor contributing to the Company's growth and progress.
     It is intended that the 1997 Management Stock Ownership Program may provide for the granting to participants of (1) stock options, either Incentive Stock Options as defined in Section 422 of the Code, or options not so qualified under the foregoing or similar tax provisions; (2) stock appreciation rights; (3) restricted stock grants; and (4) other stock awards.

SECTION 2  DEFINITIONS
    (a) "Agreement" shall mean the agreement entered into between the Company and a Participant at the time of the grant of any rights under the 1997 Program, or other written evidence issued by the Company to the Participant.
    (b) "Anniversary Date" shall be the date one year after the Date the Option is Granted to a Participant.
    (c) "Board of Directors" shall mean the Board of Directors of Minnesota Mining and Manufacturing Company.
    (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.
    (e) "Committee" shall mean the Compensation Committee established by the Board of Directors acting without the participation of any member who may have received a grant or award under the 1997 Program or any other similar plan or program of the Company (except those limited to participation by directors) during the previous one year period, or such other committee of disinterested administrators established by the Board of Directors to comply with Rule 16b-3 promulgated by the Securities and Exchange Commission, as amended from time to time.
     (f) "Common Stock" shall mean the common stock, without par value, of Minnesota Mining and Manufacturing Company.
     (g) "Company" shall mean Minnesota Mining and Manufacturing
Company and such subsidiaries or affiliates as may be designated by the Board of Directors from time to time.
     (h) "Conditions" shall mean the condition that the Restricted Period stipulated by the Committee at the time of grants of Restricted Stock shall have expired or terminated and that any other conditions prescribed by the Committee regarding a Participant's continued employment by the Company or the Company's performance during the Restricted Period shall have been satisfied, or any other conditions stipulated by the Committee with respect to Stock Awards.
     (i) "Date the Option is Granted" shall mean the effective date of the Agreement.
     (j) "Dividend Equivalents" shall mean that sum of cash or Common Stock of equivalent value equal to the amount of cash or stock dividends paid upon Common Stock subject to any grants or awards under the 1997 Program, prior to such time as the Participant otherwise becomes entitled thereto as a holder of record.
     (k) "Fair Market Value" shall mean the average of the high and low prices for Common Stock as reported on the New York Stock Exchange Composite Transactions, rounded upwards to the nearest $0.05.
    (l) "Incentive Stock Options" shall mean an Option granted to a Participant under the 1997 Program which is properly qualified under the provisions of
Section 422 of the Code in effect at the date of grant.
    (m) "Nonqualified Option" shall mean an Option granted to a Participant under the 1997 Program which is not an Incentive Stock Option or otherwise qualified under similar tax provisions.
    (n) "Option" shall mean a Participant's right to purchase the number of shares of Common Stock designated in the Agreement, subject to the terms and conditions of the 1997 Program and Agreement, and the term shall include both Incentive Stock Options and Nonqualified Options.
    (o) "Option Period" shall mean the shorter of (i) the ten-year period commencing with the Date the Option is Granted, or (ii) the period commencing with the Date the Option is Granted and terminating pursuant to
Section 10 hereof.
    (p) "Participant" shall mean any employee of the Company or any of its subsidiaries who is designated as a Participant by the Committee.
    (q) "1997 Program" shall mean the Company's 1997 Management Stock
Ownership Program.
    (r) "Program Effective Date" shall mean the date fixed by the Board of Directors upon which the 1997 Program becomes effective after approval of stockholders.
    (s) "Restricted Period" shall mean that period of time determined by the Committee and provided in the applicable Conditions stated in the Restricted Stock Agreement of a Participant regarding the incremental or complete lapse of the restrictions.
    (t) "Restricted Stock" shall mean that Common Stock granted to a Participant in a Restricted Stock Agreement and subject to the Conditions, as so determined by the Committee, during the Restricted Period of the grant.
    (u) "Retirement Date" shall be the date a Participant retires from employment with the Company, pursuant to any income or retirement plan of the Company.
    (v) "Stock Appreciation Right" shall mean a Participant's right to receive an amount of cash or shares of Common Stock measured by the appreciation of the Fair Market Value of the Common Stock to which the right relates on the date of exercise above the Fair Market Value of such Common Stock on the date of the initial grant.
    (w) "Stock Award" shall mean any award of Common Stock under the Program and may include Restricted Stock awards or other awards of Common Stock as determined appropriate by the Committee.

SECTION 3  PARTICIPATION
    (a) Subject to the right of the Committee, in its sole discretion, to delegate its authority to grant options to an officer of the Company (the "Designated Officer"), the Committee shall determine and designate from time to time those employees of the Company who are to be granted Options, Stock Appreciation Rights, and/or Stock Awards and thereby become Participants and the number of shares to be the subject of the grant to each Participant; provided, however, that no Designated Officer shall have or obtain the authority to grant options to (i) himself or herself, (ii) any person deemed a reporting person under Section 16 of the Securities Exchange Act of 1934, or
(iii) any person if such grant would result in application of the limit on deductible remuneration imposed by Section 162(m) of the Code.
     (b) The maximum number of shares of Common Stock which may be made subject to Option, Stock Appreciation Right, or Stock Award grants with regard to any one Participant under the 1997 Program shall not exceed in the aggregate 1,000,000 shares.


SECTION 4  OPTIONS
     (a) Type. Options granted by the Committee or the Designated Officer shall be designated as Incentive Stock Options or Nonqualified Options and shall be evidenced by Agreements in such forms as the Committee shall approve, which Agreements shall comply with and be subject to the terms and conditions of the 1997 Program.
     (b) Price. Incentive Stock Options granted from time to time hereunder shall have a purchase price equal to one hundred percent (100%) of the Fair Market Value of Common Stock on the Date the Option is Granted. The aggregate Fair Market Value, at the date Options are granted, of Incentive Stock Options exercisable for the first time in any calendar year by any Participant shall not exceed $100,000. Nonqualified Options shall have a purchase price equal to no less than one hundred percent (100%) of the Fair Market Value of Common Stock on the Date the Option is Granted, or the date of exercise of primary Nonqualified Options resulting in Progressive Stock Options, as determined by and at the sole discretion of the Committee or the Designated Officer.
     (c) Exercise. A Participant may purchase the total number of shares under option after the Anniversary Date or at such other date as determined by the Committee or the Designated Officer and clearly set forth in the Agreement, except that Progressive Stock Options may be exercised six months after the date of grant. This right to purchase may be exercised as to any shares not previously purchased during the remainder of the Option Period. In order to exercise an Option, a Participant shall give written notice to the Office of the Treasurer at Saint Paul, Minnesota, together with full payment. The exercise of Nonqualified Options may be made subject to such additional conditions and restrictions as the Committee or the Designated Officer, in its sole discretion shall determine. Such restrictions, if any, will be clearly set forth in the Agreement applicable to such Nonqualified Options.
     (d) Payment. No shares of Common Stock shall be issued to any Participant upon exercise of an Option until full payment of the purchase price has been made to the Company and the Participant has remitted to the Company the required federal and state withholding taxes, if any. A Participant shall obtain no rights as a stockholder until certificates for such stock are issued to the Participant. Payment of the purchase price or applicable withholding taxes, if any, may be made in whole, or in part, in shares of Common Stock, pursuant to such terms and conditions as may be established from time to time by the Committee. If payment is made in shares of Common Stock, such stock shall be valued at one hundred percent (100%) of Fair Market Value on the day a Participant exercised his or her Option or, as regards a withholding tax, such other date when the tax withholding obligation becomes due. A Participant need not surrender shares of Common Stock as payment; and the Company may, upon the giving of satisfactory evidence of ownership of said Common Stock by Participant, deliver the appropriate number of additional shares of Common Stock reduced by the number of shares required to pay the purchase price and any applicable withholding taxes. Such form of evidence shall be determined by the Committee.
     (e) Progressive Stock Options. For the purpose of promoting the retention of Common Stock received upon the exercise of Nonqualified Options and encouraging Participants to exercise Nonqualified Options early in the Option Period, the Committee may, in its sole discretion, grant Nonqualified Options ("Progressive Stock Options") to a Participant who exercises Nonqualified Options and makes payment of all or part of the purchase price and withholding taxes, if any, in Common Stock, equal in number to shares of Common Stock utilized by the Participant to effect payment of the purchase price and withholding taxes, if any. Progressive Stock Options, if granted by the Committee, will have a purchase price equal to one hundred percent
(100%) of the Fair Market Value of Common Stock on the date of exercise of Nonqualified Options and will be exercisable no sooner than six months from the date of grant and for an additional time period expiring at the end of the Option Period of the Nonqualified Option exercised. Notwithstanding the foregoing, the Committee or the Designated Officer may grant Nonqualified Options in any manner provided in this Section 4, and Participants will have no rights to receive Nonqualified Options or Progressive Stock Options, except to the extent determined by the Committee or the Designated Officer in its sole discretion.

SECTION  5 STOCK APPRECIATION RIGHTS
     (a) Stock Appreciation Rights granted by the Committee shall be evidenced by Agreements in such forms as the Committee shall approve, which Agreements shall comply with and be subject to the terms and conditions of the 1997 Program.
     (b) Exercise. Stock Appreciation Rights shall be exercisable at such time or times consistent with the terms and conditions determined by the Committee and set forth in the Agreement presented to the Participant. No Stock Appreciation Right shall, in any event, be exercisable during the first six months from the date of grant of such Stock Appreciation Right, except as provided in Section 10 of this 1997 Program. In order to exercise his or her Stock Appreciation Right, a Participant shall give written notice to the Office of the Treasurer, at Saint Paul, Minnesota.
     (c) Term. The term of a Stock Appreciation Right shall be fixed by the Committee and set forth in the Agreement evidencing the Stock Appreciation Right, but no Stock Appreciation Right shall be exercisable more than ten years after the date of grant.

SECTION 6  RESTRICTED STOCK
     (a) Restricted Stock granted by the Committee shall be designated as such and shall be evidenced by Agreements in such forms as the Committee shall approve, which Agreements shall comply with and be subject to the terms and conditions of this 1997 Program.
     (b) Restricted Stock, in addition to the Conditions stated and determined by the Committee in the Agreement, may or may not have a stated purchase price. The purchase price determined by the Committee, in its sole discretion, if any, shall be clearly set forth in the Agreement presented to a Participant, along with any and all other applicable Conditions.
     (c) If the Committee shall fix a purchase price for Restricted Stock in addition to other Conditions therefor, no shares of Common Stock shall be issued upon the satisfaction of Conditions until full payment has been made to the Company as provided in foregoing paragraph (d) of Section 4, subject to such restrictions regarding payment in shares of Common Stock as the Committee may determine from time to time. Similarly, any applicable withholding taxes may be paid upon the lapse of restrictions upon Restricted Stock by the withholding of shares of Common Stock otherwise deliverable, in accordance with the valuation procedures set forth in Section 4(d) of this 1997 Program.
     (d) At the time a grant of Restricted Stock is made, the Committee, in its sole discretion, shall establish a Restricted Period and such additional Conditions as may be deemed appropriate for the incremental lapse or complete lapse of restrictions with respect to all or any portion of the shares of Common Stock represented by the Restricted Stock. The Committee may also, in its sole discretion, shorten or terminate the Restricted Period or waive any Conditions with respect to all or any portion of the shares of Common Stock represented by the Restricted Stock. Notwithstanding the foregoing, all restrictions set forth in the Conditions shall lapse or terminate with respect to all Common Stock represented in the grant of Restricted Stock in the event of the death or total disability of a Participant (as defined in Section 10 below) or the occurrence of a Change in Control (as defined in
Section 15 below).
     (e) A stock certificate for the number of shares of Common Stock represented in the grant of Restricted Stock to a Participant shall be registered in the Participant's name but shall be held in custody by the Company for the Participant's account. The Participant shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock, except that, subject to the provisions of Section 10 below, the following restrictions shall apply: (i) the Participant shall not be entitled to delivery of the certificate until the expiration or termination of the Restricted Period, the satisfaction of any other Conditions prescribed by the
Committee, if any, and the payment in full of the purchase price, if any; (ii) none of the Restricted Stock may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period and until the satisfaction of other Conditions prescribed by the Committee, if any; and
(iii) all of the Restricted Stock shall be forfeited and all rights of the Participant shall terminate without further obligation on the part of the Company unless the Participant shall have remained a regular full-time employee of the Company, any of its subsidiaries or affiliates, until the expiration or termination of the Restricted Period and the satisfaction of other Conditions prescribed by the Committee, if any.
     (f) At the sole discretion of the Committee, Dividend Equivalents may be either currently paid or withheld by the Company for the Participant's account, and interest may be paid on the amount of cash dividends withheld at a rate and under such terms as determined by the Committee. Cash or stock dividends so withheld by the Committee shall not be subject to forfeiture.
Upon the forfeiture of any Restricted Stock, such shares of Common Stock represented in the grant of Restricted Stock shall be transferred to the Company without further action by the Participant.
     (g) Upon the expiration or termination of the Restricted Period and the satisfaction of other Conditions prescribed by the Committee, if any, or at such earlier time as provided for in Section 10 below, the restrictions applicable to the Restricted Stock shall lapse and a stock certificate for the number of shares of Common Stock represented in the grant of Restricted
Stock shall be delivered to the Participant or the Participant's beneficiary, representative, or estate, as the case may be, free of all restrictions, except any that may be imposed by law, subject as well to the obligation of the Participant to pay the purchase price, and applicable withholding taxes, if any, as provided in Section 4(d) herein. Unless otherwise instructed by a Participant by an irrevocable, written instruction received by the Company at least six months prior to the date that applicable restrictions lapse, the Company shall automatically withhold as payment the number of shares of Common Stock, determined by the Fair Market Value at the date of the lapse, required to pay withholding taxes, if any. The Company shall not be required to deliver any fractional share of Common Stock but will pay, in lieu thereof, the Fair Market Value (as of the date the last Conditions lapse) of such fractional share.

SECTION 7  OTHER STOCK AWARDS
     (a) The Committee may, in its sole discretion, grant Stock Awards other than Restricted Stock grants, and such Stock Awards may be granted singly, in combination or in tandem with, in replacement of, or as alternatives to grants or rights under this Program or any other employee or compensation plan of the Company, including the plan of any acquired entity, except that this subparagraph shall not extend authority to the Committee to re-price outstanding options under this Program.
     (b) If the Committee shall stipulate Conditions with respect to such Stock Awards, the Conditions will be set forth in Agreements evidencing the grant, and such Agreements shall comply with and be subject to the terms and conditions of this Program.
     (c) If Conditions with respect to such Stock Awards shall require the surrender or forfeiture of other grants or rights under this Program or any other employee or compensation plan of the Company, then the Participant shall not have any rights under such Stock Awards until the grants or rights exchanged have been fully and effectively surrendered or forfeited.

SECTION 8  ADMINISTRATION
The 1997 Program shall be administered under the direction of the Committee. In administering the 1997 Program, it will be necessary to follow various laws and regulations. It may be necessary from time to time to change or waive requirements of the 1997 Program to conform with the law, to meet special circumstances not anticipated or covered in the 1997 Program, or to carry on successful operation of the 1997 Program, and in connection therewith, the Committee shall have the full power and authority to:
     (a) Prescribe, amend, and rescind rules and regulations relating to the 1997 Program, establish procedures deemed appropriate for its administration, and make any and all other determinations not herein specifically authorized which may be necessary or advisable for its effective administration;
     (b) Make any amendments to or modifications of the 1997 Program which may be required or necessary to make the 1997 Program set forth herein comply with the provisions of any laws, federal or state, or any regulations issued thereunder, and to cause the Company at its expense to take any action related to the 1997 Program which may be required under such laws or regulations;
     (c) Contest on behalf of the Participants or the Company, at the sole discretion of the Committee and at the expense of the Company, any ruling or decision on any issue related to the 1997 Program, and conduct any such contest and any resulting litigation to a final determination, ruling, or decision; and
     (d) Delegate to a committee of the Company's executives the authority to extend the time within which terminated Participants may exercise their options and Stock Appreciation Rights in accordance with the provisions of
Section 10(d) below.
     (e) Notwithstanding the general provisions set forth in Section 4(b) and
Section 7(a) and Section 14 with regard to pricing of Options under this Program, make exceptions thereto so as to price or re-price Nonqualified Options at below Fair Market Value, provided these exceptions do not affect more than an aggregate total of 1,750,000 shares granted as Nonqualified Options, Stock Appreciation Rights, or other Stock Awards under this
Program.

SECTION 9  SHARES SUBJECT TO THE 1997 PROGRAM
     (a) The Committee may from time to time provide for Option, Stock Appreciation Right, or Stock Award grants to the extent that such grants do not exceed an aggregate total of 35,000,000 shares of Common Stock. Shares shall be made available in the discretion of the Board of Directors from authorized but unissued shares, treasury shares, or the Company may reacquire shares from time to time for sale under the 1997 Program.
     (b) In instances where a Stock Appreciation Right or other award under the 1997 Program is settled in cash or any form other than Common Stock, then the shares of Common Stock covered by these settlements shall remain available for issuance of rights under the 1997 Program, to the extent permitted under Rule 16b-3 as promulgated by the Securities and Exchange Commission. Further, the payment of stock dividends and Dividend
Equivalents settled in Common Stock in conjunction with outstanding awards shall not be counted against the shares available for issuance. Any shares that are issued by the Company through the assumption by the Company, or in substitution for, outstanding awards previously granted by an acquired entity shall not be counted against the shares available for issuance under the 1997 Program. In the event that the Securities and Exchange Commission determines that any of the foregoing shares of Common Stock must be counted, then the shares of Common Stock otherwise provided in the foregoing not to be counted shall be counted against the aggregate limit of shares under the 1997 Program, but only to the minimal amount necessary to provide compliance with the determination by the Securities and Exchange Commission.
     (c) In instances where Options, Stock Appreciation Rights, or Stock
Awards expire, terminate, or are forfeited or canceled for whatever reasons, then the shares of Common Stock covered by these previously outstanding awards shall be returned to the unutilized, authorized shares available for further granting of rights under the 1997 Program.
     (d) Shares of Common Stock issued under the 1997 Program may consist in whole or in part of authorized and unissued shares or of treasury shares, and no fractional shares shall be issued under the 1997 Program. Cash may be paid in lieu of any fractional shares issuable under the 1997 Program.
     (e) In the event of a reclassification or stock split after the Program Effective Date, the foregoing absolute numbers of shares shall be appropriately adjusted.

SECTION 10  TERMINATION OF RIGHTS UNDER THE 1997
PROGRAM
     (a) Participation hereunder shall cease and all rights under the 1997 Program are automatically forfeited by the Participant upon the date of termination of employment for any cause other than: (1) retirement under a pension plan maintained by the Company, (ii) because of physical or mental disability as recognized under a plan maintained by the Company, or (iii) death.
     (b) If a Participant retires pursuant to a pension plan maintained by the Company or changes employment status as a result of physical or mental disability, without having fully exercised an Option or Stock Appreciation Right, the Participant shall be entitled, within the remaining Option Period or term of the Stock Appreciation Right, as provided in the applicable
Agreement, even though subsequent to the Participant's Retirement Date (but not more than ten years from the date of Agreement), to exercise his or her Option or Stock Appreciation Right and, in case of Options, to purchase (i) the number of shares which could have been purchased on the Retirement Date or date of changed employment status, plus (ii) the number of additional shares which the Participant would be entitled to purchase on the next Anniversary Date; or, in the case of Stock Appreciation Rights, to receive the full amount of appreciation for all issued Stock Appreciation Rights, regardless of whether yet exercisable. Incentive Stock Options, if not exercised within three months (one year in the case of a participant who was disabled at retirement) following Participant's Retirement Date, shall fail to qualify for treatment under Section 422 of the Code, except in the case where a Participant dies within the three month period (one year period in the case of a disabled person) following such Retirement Date, in which event Participant's estate or representative shall have two years to exercise Options as Incentive Stock Options. If a Participant who has thus retired dies prior to the end of such remaining Option Period or term of the Stock Appreciation Right, without having yet fully exercised an Option or Stock Appreciation Right, the Option or Stock Appreciation Right may be exercised within two years after the date of his or her death (not more than ten years from the date of the Agreement) by the Participant's estate or by a person who acquired the right to exercise such Option or Stock Appreciation Right by bequest or inheritance or by reason of the death of the Participant.
     (c) If the Participant, prior to retirement, dies without having fully exercised an Option or Stock Appreciation Right, the Option or Stock Appreciation Right may be exercised within two years following his or her death (but not more than ten years from the date of the Agreement) by the Participant's estate or by a person who acquired the right to exercise such Option or Stock Appreciation Right by bequest or inheritance or by reason of the death of the Participant, and such representative may, in the case of Options, purchase (1) the number of shares which the decedent could have purchased on the date of death, plus (ii) the number of additional shares which the decedent would have been entitled to purchase on the next Anniversary
Date, or, in the case of Stock Appreciation Rights, may receive the full amount of appreciation for all issued Stock Appreciation Rights at the date of Participant's death, regardless of whether yet exercisable.
     (d) Notwithstanding paragraph (a) of this section, if the Participant is terminated without having fully exercised an Option or Stock Appreciation
Right under circumstances which the Committee believes to warrant special consideration and the Committee has determined that the Participant's rights will not be forfeited at the date of termination, the Option or Stock Appreciation Right may be exercised within two years following his or her termination of employment (but not more than ten years from the date of the Agreement) for (i) the number of shares which the Participant could have purchased or received on the date of termination of employment, plus (ii) the number of additional shares which the Participant would have been entitled to purchase on the next Anniversary Date, or, in the case of Stock Appreciation Rights, the full amount of appreciation for all issued Stock Appreciation Rights, regardless of whether yet exercisable
     (e) If the Participant dies, either prior to or following retirement, or becomes totally disabled because of a physical or mental disability and has not yet received the stock certificate for the shares of Common Stock represented by the grant of Restricted Stock or other Stock Award, then all restrictions imposed by the Restricted Period or other Conditions prescribed by the Committee, if any, shall automatically lapse and a stock certificate shall be delivered to the Participant or the Participant's beneficiary, representative, or estate, as the case may be, as provided in Section 6(g) herein.

SECTION 11  DELIVERY OF STOCK CERTIFICATES
     Within sixty (60) days after the receipt of notice of exercise of Option or Stock Appreciation Right, or the complete satisfaction of Conditions applicable to Stock Awards, the Company will have delivered to Participants certificates representing all stock purchased or received thereunder.
     The Company shall not, however, be required to issue or deliver any certificates for its Common Stock prior to the admission of such stock to listing on any stock exchange on which stock may at that time be listed or required to be listed, or prior to registration under the Securities Act of 1933. The Participant shall have no interest in Common Stock until certificates for such stock are issued or transferred to the Participant and the Participant becomes the holder of record.

SECTION 12  TRANSFERABILITY
     Except as permitted in this Section 12, rights and grants under the 1997 Program may not be assigned, transferred (other than a transfer by will or the laws of descent and distribution as provided in Section 10), pledged, or hypothecated (whether by operation of law or otherwise), and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer (other than a transfer by will or laws of descent and distribution, or as authorized by the Committee in accordance with this
Section 12), pledge, hypothecation, other disposition of a Participant's rights and grants under the 1997 Program, or levy of attachment or similar process upon a Participant's Option, Stock Appreciation Right, or Stock Award shall constitute an immediate cancellation of such Participant's rights and grants under the 1997 Program.
     The Committee may, in its sole discretion, authorize a Participant to transfer ownership of all or a portion of the Nonqualified Options granted to such Participant under the 1997 Program to (i) the spouse, children or grandchildren of such Participant ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, provided that (x) there may be no consideration for any such transfer, and (y) subsequent transfers of transferred options shall be prohibited except those in accordance with Section 10 (by will or the laws of descent and distribution). The Committee may, in its sole discretion, create further conditions and requirements for the transfer of Nonqualified Options. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Sections 4, 11 and 15 hereof the term "Participant" shall be deemed to refer to the transferee. The events causing termination of rights in accordance with
Section 10 hereof shall continue to be applied with respect to the original Participant, following which the Nonqualified Options shall be exercisable by the transferee only to the extent, and for the periods specified in Section 10.

SECTION 13  STOCK DIVIDEND, STOCK SPLIT, REDUCTION IN
SHARES, MERGER, OR CONSOLIDATION
     If a record date for a stock dividend, split, or reduction in the number of shares of Common Stock should occur after the Program Effective Date during the period of continued exercisability of any rights under the 1997 Program, appropriate adjustment shall be made to give effect thereto on an equitable basis.
     If the Company is merged into or consolidated with one or more corporations during the period of continued exercisability of any rights under the 1997 Program, appropriate adjustments shall be made to give effect thereto on an equitable basis in terms of issuance of shares of the corporation surviving the merger or the consolidated corporation, as the case may be.
     In the event that within such period there shall be any change in the number or kind of the issued shares of stock (of the class optioned or granted hereunder), or of any issued capital stock or other securities into which such shares shall have been converted, or for which they shall have been exchanged, and such change shall occur otherwise than through a stock dividend or split-up or combination of shares of stock of the Company, then if (and only if) the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind or purchase price of shares of stock then subject to rights under this 1997 Program, such adjustment as the Committee shall, in its sole discretion, determine is equitable, shall be made and shall be effective and binding for all purposes of such outstanding rights.

SECTION 14  WITHDRAWAL, AMENDMENT, OR TERMINATION OF
THE 1997 PROGRAM
     The 1997 Program shall terminate five (5) years after the date of the initial grants or awards under the 1997 Program, and no rights under the 1997 Program shall be granted after the date of termination. Such termination shall not adversely affect rights under the 1997 Program theretofore granted.
     The Board of Directors may at any time withdraw or amend the 1997
Program, except that there shall be no withdrawal or amendment which shall adversely affect rights under the 1997 Program theretofore granted, and no amendment shall be made without prior approval of the stockholders which would (i) permit the issuance of stock before payment of the purchase price as determined herein or by the Committee, (ii) increase the number of shares to be granted to more than the 35,000,000 shares authorized, or (iii) reduce the price per share at which the stock may be sold under Options.

SECTION 15  CHANGE IN CONTROL
     (a) For purposes of this Section 15, the following words and phrases shall have the meanings indicated below, unless the context clearly indicates otherwise:
          (i) "Person" shall have the meaning associated with that term as it is used in Sections 13(d) and 14(d) of the Act.
          (ii) "Affiliates and Associates" shall have the meanings assigned to such terms in Rule 12b-2 promulgated under Section 12 of the Act.
          (iii) "Act" means the Securities Exchange Act of 1934.
          (iv) "Continuing Directors" shall have the meaning assigned to such term in Article Thirteenth of the Company's Restated Certificate of Incorporation.
          (v) "Code" means the Internal Revenue Code of 1986, as amended.
     (b) Notwithstanding any other provision of this 1997 Program to the contrary, all outstanding Options and Stock Appreciation Rights shall (i) become immediately exercisable in full for the remainder of the respective Option Period upon the occurrence of a Change in Control of the Company, and (ii) remain exercisable in full for a minimum period of six months following the Change in Control; provided, however, that in no event shall any Option or Stock Appreciation Right be exercisable more than ten years from the date of the Agreement.
     (c) Similarly, all restrictions regarding the Restricted Period or the satisfaction of other Conditions prescribed by the Committee, if any, with respect to grants of Stock Awards, shall automatically lapse, expire, and terminate and the Participant shall be immediately entitled to receive a stock certificate for the number of shares of Common Stock represented in the grant of Stock Awards as provided in Section 6(g) herein upon the occurrence of a Change in Control.
     (d) For purposes of this Section 15, a Change in Control of the Company shall be deemed to have occurred if:
        (i) any Person (together with its Affiliates and Associates), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as that term is defined in Rule 13d-3 promulgated under the Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities, unless a majority of the Continuing Directors of the Company's Board of Directors prior to that time have determined in their sole discretion that, for purposes of this 1997 Program, a Change in Control of the Company has not occurred; or
       (ii) the Continuing Directors of the Company's Board of Directors shall at any time fail to constitute a majority of the members of such Board of Directors.
     (e) In the event that the provisions of this Section 15 result in "payments" that are finally determined to be subject to the excise tax imposed by Section 4999 of the Code, the Company shall pay to each Participant an additional amount such that the net amount retained by such Participant following realization of all compensation under the 1997 Program that resulted in such "payments," after allowing for the amount of such excise tax and any additional federal, state, and local income taxes paid on the additional amount, shall be equal to the net amount that would otherwise have been retained by the Participant following the realization of such compensation if there were no excise tax imposed by Section 4999 of the Code.
     (f) The Company shall pay to each Participant the amount of all reasonable legal and accounting fees and expenses incurred by such Participant in seeking to obtain or enforce his or her rights under this Section 15, or in connection with any income tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to the payments made pursuant to this
Section 15, unless a lawsuit commenced by the Participant for such purposes is dismissed by the court as being spurious or frivolous. The Company shall also pay to each Participant the amount of all reasonable tax and financial planning fees and expenses incurred by such Participant in connection with such Participant's receipt of payments pursuant to this Section 15.

SECTION 16  DIVIDENDS AND DIVIDEND EQUIVALENTS
     The Committee may provide that awards under the 1997 Program earn dividends or Dividend Equivalents. Such Dividend Equivalents may be paid currently or may be credited to a Participant's account. In addition, dividends paid on outstanding awards or issued shares may be credited to a Participant's account rather than paid currently. Any crediting of dividends or Dividend Equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares or share equivalents.

SECTION 17  DEFERRALS AND SETTLEMENTS
     Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Committee shall determine, and with such other restrictions as it may impose. The Committee may also require or permit Participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under the 1997 Program. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts denominated in cash or the payment or crediting of Dividend Equivalents on deferred settlements denominated in shares.

SECTION 18  OTHER COMPANY BENEFIT AND COMPENSATION
PROGRAMS
     Unless otherwise specifically determined by the Committee, settlements of awards received by Participants under the 1997 Program shall not be deemed a part of a Participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, severance program, or severance pay law of any country. Further, the Company may adopt other compensation programs, plans, or arrangements as it deems appropriate or necessary.
SECTION 19  UNFUNDED PLAN
     Unless otherwise determined by the Committee, the 1997 Program shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The 1997 Program shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of a grant under the 1997
Program, such right (unless otherwise determined by the Committee) shall be no greater than the right of an unsecured general creditor of the Company.

SECTION 20  FUTURE RIGHTS
     No person shall have any claim or rights to be granted an award under the 1997 Program, and no Participant shall have any rights under the 1997
Program to be retained in the employ of the Company.